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                                                                    EXHIBIT 99.1


Monday September 11, 8:45:00 AM Eastern Time

Company Press Release
SOURCE: Data Critical Corporation

Data Critical Corporation Acquires
Cardiology Software Leader Paceart

Companies to Leverage Complementary Technologies in Growing
Physician And Patient Cardiac Care Markets

BOTHELL, Wash., September 11 /PRNewswire/ -- Data Critical Corporation (Nasdaq:
DCCA), a leader in wireless and Internet-based communication in health care,
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announced today that it has acquired privately held Paceart, the leading provider of pacemaker and arrhythmia patient monitoring software to cardiologists and their patients worldwide.

Paceart, founded in 1986 by Dr. Michael Bergelson, pioneered the development of commercial, PC-based software for managing the care of cardiac patients with implanted devices. Paceart is the established leader in this growing segment of the cardiac care physician and consumer market. Paceart's patient monitoring and follow-up systems are installed in approximately 800 universities, hospitals, clinics and physician offices in the U.S., including prestigious cardiac facilities such as the Cleveland Clinic, New York University, Duke University, Stanford Medical Center and many hospitals, including the Kaiser Permanente hospital network. Currently, more than 2,500 cardiologists use Paceart systems.

"With this acquisition, we have gained a unique asset with a large installed base of cardiologists, proprietary technology with significant intellectual property and the company that set the "gold standard" in the transtelephonic and clinical follow-up systems in the cardiology field," said Jeffrey S.Brown, president and CEO of Data Critical. "Its products are an ideal complement to our advanced wireless and Internet-based technology and is a synergistic fit within our rapidly expanding physician division."

Brown continued, "Data Critical's acquisition of Paceart will enhance and deepen our approach to the overall cardiology market. We will be able to immediately leverage Paceart's substantial installed base of cardiologists through our distribution partnerships, unwireddr(TM) wireless web services and the WebChart(TM) product."

Data Critical will integrate its at-home consumer cardiac monitoring technology, Internet ECG(TM), with Paceart's cardiac software, EKG Speaks(TM). Internet ECG is a credit card size device that transmits heart waveforms via the Internet. When combined with Paceart's cardiac software, Data Critical will have the complete technology suite to provide physicians with low-cost analysis and reporting to enable cardiac patients to send
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heart information to their cardiologist in real-time, from any Internet-
connected computer or wireless device.

"We look forward to joining the leading provider of wireless solutions in health care," said Michael Bergelson, Ph.D., president and CEO of Paceart Associates. "Our companies' complementary technologies and products will allow us to effectively launch our next generation of cardiology solutions to physicians and consumers as well as further penetrate the physician markets with our proven, industry-leading cardiology applications."

Dr. Bergelson will retain his role as President of Paceart and will become a Vice President of Data Critical. Brad Harlow, currently senior vice president of business development at Data Critical, will also become the General Manager of the Paceart division.

"We are pleased to have the opportunity to work closely with Dr. Bergelson, a brilliant pioneer in the cardiac follow-up systems field," said Brown. "He will continue to play an important role in the future of our Paceart division."

Under the financial terms of the agreement, Data Critical will purchase Paceart for approximately $6 million in cash, 300,000 shares of Data Critical common stock and an earnout for an additional cash payment of $400,000 if certain conditions are met in 2001. Data Critical disclosed that Paceart is a profitable company with approximately 35 employees. Data Critical plans to retain those employees who will continue to be based in Fairfield, NJ.

About Data Critical Corporation

Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical health care data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians, as well as WebChart(TM) and PocketChart(TM) online and wireless patient charting tools. Data Critical's physician products are available through a single Internet platform, unwiredDr.com(TM). The company has more than twenty partnerships with such industry leaders as Aether Systems, Agilent Technologies, Boston Scientific, CRITIKON, drugstore.com, GE Marquette, Medtronic Physio-Control, Nellcor Puritan Bennett and Siemens Medical Systems. Additional information about Data Critical is available at www.datacritical.com.

Except for the historical information presented, the matters discussed in this press release include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's periodic filings with the SEC including its 10K, 10Q and registration statement on Form S-1 that was declared effective on

November 8, 1999. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.